Exhibit 10.4

Employment Agreement with Erin Brennan

On March 1, 2021, we entered into an employment agreement with Ms. Brennan, our Chief Legal Officer.

Pursuant to her employment agreement, Ms. Brennan is being paid an annual base salary of $410,000 for 2021, which base salary will be reviewed by the board of directors from time to time and is subject to change in the discretion of the board of directors. Ms. Brennan is also eligible to earn an annual performance bonus, with a target bonus amount equal to up to 40% of her base salary, based upon the board’s assessment of her performance and the Company’s attainment of targeted goals as set by the board in its sole discretion. The bonus may be in the form of cash, equity award(s), or a combination of cash and equity.

Ms. Brennan is bound by proprietary rights, non-disclosure, developments, non-competition and non-solicitation obligations pursuant to the employment agreement. Under these restrictive covenants, she has agreed not to compete with us during her employment and for a period of one year after the termination of her employment, not to solicit our employees, consultants, or actual or prospective customers or business relations during her employment and for a period of one year after the termination of her employment, and to protect our confidential and proprietary information indefinitely.

Ms. Brennan’s employment agreement and her employment may be terminated: (1) upon her death or at our election due to her “disability”; (2) at our election, with or without “cause”; and (3) at her election, with or without “good reason” (as such terms are defined in her employment agreement).

In the event of the termination of Ms. Brennan’s employment by us without cause, or by Ms. Brennan for good reason, prior to or more than twelve months following a “change in control” (as defined in her employment agreement), Ms. Brennan is entitled to receive her base salary that has accrued and to which she is entitled as of the termination date, to the extent consistent with Company policy, accrued but unused paid time off through and including the termination date, unreimbursed business expenses for which expenses she has timely submitted appropriate documentation, and other amounts or benefits to which she is entitled in accordance with the terms of the benefit plans then-sponsored by us, which we refer to collectively as the Brennan Accrued Obligations. In addition, subject to her execution and nonrevocation of a release of claims in our favor, Ms. Brennan is entitled to (1) continued payment of her base salary, in accordance with our regular payroll procedures, for a period of 12 months and (2) provided she is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following her date of termination.

In the event of the termination of Ms. Brennan’s employment by us without cause, or by Ms. Brennan for good reason, within twelve months following a change in control, she is entitled to receive the Brennan Accrued Obligations. In addition, subject to her execution and nonrevocation of a release of claims in our favor, she is entitled to (1) continued payment of her base salary, in accordance with our regular payroll procedures, for a period of 12 months, (2) provided she is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by us of the portion of health coverage premiums we pay for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following her date of termination, (3) a lump sum payment equal to 100% of her target bonus for the year in which her employment is terminated or, if higher, her target bonus immediately prior to the change in control and (4) full vesting acceleration of any then-unvested equity awards that vest based solely based on the passage of time held by Ms. Brennan, such that any such equity awards held by her become fully exercisable or non-forfeitable as of the termination date.

If Ms. Brennan’s employment is terminated for any other reason, including as a result of her death or disability, for cause, or voluntarily by her without good reason, our obligations under the employment agreement cease immediately, and she is only entitled to receive the Brennan Accrued Obligations.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

SOLID BIOSCIENCES INC.

By:	/s/ Ilan Ganot

Name:	Ilan Ganot

Title:	CEO

EXECUTIVE:

/s/ Erin Brennan
Erin Brennan